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Exhibit 99.1

FOR IMMEDIATE RELEASE

WARRIOR ENERGY SERVICES CORPORATION REPORTS FINANCIAL RESULTS
FOR QUARTER ENDED MARCH 31, 2006

FRIDAY, May 12, 2006

          Columbus, Mississippi. Warrior Energy Services Corporation (NASDAQ – WARR) (“Warrior Energy” or the “Company”) announced today its financial results for the three months ended March 31, 2006.

          For the quarter ended March 31, 2006, Warrior Energy’s revenues were $27.3 million, an increase of approximately $12.9 million over the quarter ended March 31, 2005. Revenues from the wireline segment were $20.7 million for the three months ended March 31, 2006 compared with revenues of $14.4 million during the quarter ended March 31, 2005. The Company had revenues of $6.6 million from its well intervention segment during the quarter ended March 31, 2006. The Company entered into the well intervention business in December 2005 with its acquisition of Bobcat Pressure Control, Inc. (“Bobcat”) and as such, had no revenues from this segment during the first quarter of 2005. Revenue growth for the quarter ended March 31, 2006 was driven by increased well service activity levels, improved pricing, additions of assets in the wireline segment and the acquisition of Bobcat.

          EBITDA for the quarter ended March 31, 2006 was $8.6 million, which was an increase of $5.7 million over the quarter ended March 31, 2005. EBITDA margins improved to 32% from 20% in the first quarter of 2005, primarily due to higher utilization of assets, improved pricing and economies of scale. See below for further explanation of EBITDA and reconciliation to net income.

          For the quarter ended March 31, 2006, the Company had operating income of $5.9 million, which was an increase of $4.3 million (269%) over the first quarter of 2005. Operating income margins improved to 21.6% from 11.1% in the first quarter of 2005, for the reasons described above, partially offset by higher depreciation and amortization expenses associated with the Bobcat acquisition.

          Depreciation and amortization was $2.7 million in the three months ended March 31, 2006, an increase of $1.4 million over the first quarter of 2005. This is increase is mainly comprised of $0.6 million of depreciation from the well intervention segment and $0.6 million of amortization of intangible assets from the Bobcat acquisition.

          Provision for income taxes for the quarter ended March 31, 2006 was $1.5 million, versus $0 for the first quarter of 2005. The non-cash provision for income taxes is a result of the Bobcat acquisition and is due to the Company’s previously unbenefited book net operating losses (“NOL’s”) being fully absorbed as a result of the Bobcat acquisition.

          For the quarter ended March 31, 2006, the Company had net income of $2.5 million, or $0.56 per fully diluted share, compared with net income of $0.6 million, or $0.52 per fully diluted share, for the quarter ended March 31, 2005. The computation of earnings per fully diluted share at March 31, 2006 included 3,502,010 shares issuable on exercise or conversion of outstanding options, warrants and convertible notes, all of which were issuable at an exercise or conversion price of $7.50 per share. These shares were not included in the computation of earnings per share, basic or diluted, at March 31, 2005 because the effect would have been anti-dilutive. As of May 8, 2006, the Company had 10,964,791 shares outstanding and options and warrants for an additional 963,950 shares at an average exercise price of $7.50.

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          Cash provided by the Company’s operating activities was approximately $3.4 million (including a use of cash of $3.5 million for financing of the Company’s insurance premiums) for the three months ended March 31, 2006 as compared to cash provided of approximately $1.8 million for the same period in 2005. The increase in cash provided by operating activities was due mainly as a result in the increase in demand for the Company’s services. During the three months ended March 31, 2006, investing activities used cash of approximately $7.9 million for the acquisition of property, plant and equipment (including approximately $3.3 million of down payments on equipment to be delivered later in the year) as compared to $2.0 million for the same period in 2005. During the three months ended March 31, 2006, financing activities used cash of approximately $1.2 million for principal payments on debt offset by proceeds from bank and other borrowings and net draws on working capital revolving loans of approximately $6.7 million. During the three months ended March 31, 2005, financing activities used cash of approximately $1.3 million for principal payments on debt offset by proceeds from bank and other borrowings and net draws on working capital revolving loans of approximately $1.4 million.

          Management attributed the Company’s improved performance to strong demand in the oilfield service sector, driving higher utilization of the Company’s assets and improved pricing. The Company also added five wireline trucks, one snubbing unit and one P&A unit in the first quarter, providing additional revenue generating capacity. Also, the revenues from the entry into the well intervention business in December 2005 were included for a full quarter. Bill Jenkins, President and CEO, commented, “Our operating results for the first quarter of 2006 have shown significant improvements. We believe that our operations should continue to improve throughout 2006.”

Subsequent Events

o	On April 24, 2006, the Company completed an underwritten public offering of its common stock. In the offering, the Company sold an aggregate of 8,860,534 shares of its common stock. In addition, selling stockholders sold an additional 592,466 shares. The Company applied the net proceeds it received from the sale of the common stock approximately as follows:

•	To repay $29.6 million of outstanding indebtedness under the Company’s credit agreements with GECC which includes each of the following:

•	$4.0 million under the Company’s existing Senior Secured Credit Agreement and $0.1 million in prepayment fees incurred, and

•	$25.0 million under the Company’s Second Lien Credit Agreement and $0.5 million in prepayment fees; and

•	$133.9 million to repurchase or repay the Company’s equity securities, which included each of the following:

•	$102.1 million to repurchase 4,762,223 of the 5,413,437 shares of common stock issued on conversion of outstanding convertible notes and accrued interest thereon, and

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•	$31.8 million to repurchase 4,075,528 of the Company’s 4,289,028 remaining outstanding common stock purchase warrants.

•	The 592,466 shares of common stock sold by the selling stockholders in the underwritten public offering were issued concurrently with the public offering on conversion of $3.1 million principal amount of and accrued interest on outstanding convertible notes. In addition, also concurrently with the public offering, the holders of approximately $525,000 principal amount of and accrued interest on outstanding convertible notes converted the principal of and accrued interest on those notes into an aggregate of 117,507 shares of common stock.

•	As a consequence of the above transactions:

•	the Company’s outstanding indebtedness under its credit agreements with GECC was reduced by an aggregate of $29.0 million,

•	the Company’s outstanding indebtedness under its convertible notes and accrued interest thereon, which aggregated $40.9 million before the completion of the offering, was eliminated, and

•	the Company’s outstanding shares of common stock after reflecting those transactions increased by approximately 5.4 million shares and the Company’s stockholders’ equity increased by approximately $69.6 million.

o	During the period April 1, 2006 through May 8, 2006, options granted under the Company’s Incentive Option Plan to purchase an aggregate of 279,350 shares of common stock were exercised resulting in total proceeds to the Company of $1.7 million.

o	In addition, during the period April 1, 2006 through May 8, 2006, the holders of 180,000 warrants exercised those warrants and purchased 135,897 shares of the Company’s common stock.

          Warrior Energy Services Corporation is a natural gas and oil service company providing services to natural gas and oil well operators in the most active basins in the continental United States and in the Gulf of Mexico. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Mr. Rob McNally, Executive Vice President, at (662) 329-1047.

Earnings Release and Investor Conference Call

          A conference call and webcast has been scheduled for Friday, May 12, 2006, at 1:30 p.m. CT (2:30 p.m. ET). Shareholders and all other interested parties may participate in the conference call by dialing (800) 510-0219 and pass code 23895668 a few minutes before 1:30 p.m. CT (2:30 p.m. ET) on May12, 2006. To listen to a live webcast of the conference call, go to

          http://phx.corporate-ir.net/playerlink.zhtml?c=91004&s=wm&e=1315961

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

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The webcast replay will be available from 4:30 p.m. CT, Friday, May 12, until August 12, 2006. Listening to the webcast requires speakers and Windows Media Player. If you do not have Media Player, download the free software at www.windowsmedia.com.

If you do not have Internet access and want to listen to an audio replay, call 1-888-286-8010 and enter conference call code 63566290. The audio replay will be available beginning at 4:30 p.m. CT on Friday, May 12 until 5:00 p.m. CT on Friday, May 19.

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Warrior Energy Services Corporation
Condensed Balance Sheets

	March 31,	December 31,
	2006	2005

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$—	$701,031
Restricted cash	1,829,039	214,813
Accounts receivable, less allowance of $973,143	20,177,413	19,998,282
Other receivables	175,741	215,629
Prepaid expenses	3,455,308	7,314
Other current assets	1,989,551	1,969,273

Total current assets	27,627,052	23,106,342

Property, plant and equipment, less accumulated depreciation	34,573,001	31,750,477
Other assets	6,904,898	3,001,036
Goodwill	14,040,182	14,040,182
Other intangible assets	29,096,465	29,735,923

Total assets	$112,241,598	$101,633,960

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$7,495,224	$6,699,944
Accrued salaries and vacation	3,120,897	2,926,975
Other accrued expenses	1,002,383	1,866,159
Accrued interest payable	510,537	282,337
Current maturities of long-term debt	10,499,891	5,168,880

Total current liabilities	22,628,932	16,944,295

Long-term debt, less current maturities	51,411,631	51,252,352
Non current accrued interest payable to related parties	18,972,134	18,150,795
Notes payable to related parties	21,902,375	21,902,375
Deferred taxes	10,338,693	8,955,590

Total liabilities	125,253,765	117,205,407

Stockholders' deficit:
Preferred stock, $.0005 par value, 2,500,000 shares authorized, none issued at March 31, 2006 or December 31, 2005	—	—
Common stock, $.0005 par value, 35,000,000 shares authorized, 2,379,002 and 2,342,125 shares issued and outstanding March 31, 2006 and December 31, 2005, respectively	11,728	11,709
Additional paid-in capital	21,801,087	21,698,506
Accumulated deficit	(34,241,589)	(36,698,269)
Treasury stock, at cost	(583,393)	(583,393)

Total stockholders' deficit	(13,012,167)	(15,571,447)

Total liabilities and stockholders' deficit	$112,241,598	$101,633,960

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Warrior Energy Services Corporation
Condensed Statements of Operations
For the three months ended March 31, 2006 and March 31, 2005

	March 31, 2006	March 31, 2005

	(Unaudited)	(Unaudited)

Revenues	$27,303,768	$14,447,772

Operating costs	15,176,606	9,407,401

Selling, general and administrative expenses	3,532,246	2,159,380

Depreciation and amortization	2,697,904	1,283,656

Income from operations	5,897,012	1,597,335

Interest expense	1,999,216	961,583

Net gain on sale of fixed assets	1,500	—

Other income	18,851	10,552

Income before income taxes	3,918,147	646,304

Provision for income taxes	1,461,466	—

Net income	$2,456,681	$646,304

Net income per share – basic	$1.03	$.52

Net income per share – diluted	$.56	$.52

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Warrior Energy Services Corporation
Condensed Statements of Cash Flows
For the three months ended March 31, 2006 and March 31, 2005

	March 31, 2006	March 31, 2005

	(Unaudited)	(Unaudited)

Cash flows from operating activities:	$3,351,614	$1,824,080

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(7,930,209)	(2,045,385)
Increase in restricted cash	(1,614,226)	(934,144)
Proceeds from sale of property, plant and equipment	1,500	—

Cash used in investing activities	(9,542,935)	(2,979,529)

Cash flows from financing activities:
Proceeds from bank and other borrowings	3,831,783	99,711
Principal payments on long-term debt, notes payable and capital lease obligations	(1,248,150)	(1,271,415)
Proceeds from working revolver, net	2,906,657	1,300,000

Cash provided by financing activities	5,490,290	128,296

Net decrease in cash and cash equivalents	(701,031)	(1,027,153)
Cash and cash equivalents, beginning of period	701,031	2,647,980

Cash and cash equivalents, end of period	$—	$1,620,827

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$949,677	$142,530

Income taxes	$90,000	$—

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Segment Information

Segment information for the three months ended March 31, 2006 as well as for certain corporate expenses not allocated to the individual operating segments is as follows:

		Well
	Wireline	Intervention	Corporate	Total

Segment revenues	$20,701,419	$6,602,349	$—	$27,303,768
Segment operating and sg&a expenses	$12,927,413	$3,498,487	$2,282,952	$18,708,852
Segment depreciation and amortization	$1,260,884	$1,200,834	$236,186	$2,697,904
Segment operating income	$6,513,122	$1,903,028	$(2,519,138)	$5,897,012
Segment EBITDA (1)	$7,774,006	$3,103,862	$(2,282,952)	$8,594,916
Segment assets	$58,123,244	$53,675,064	$443,290	$112,241,598
Segment goodwill	$1,237,417	$12,802,765	$—	$14,040,182

(1) Reconciliation of EBITDA with net income:
Net income	$2,456,681
Plus provision for income taxes	1,461,466
Minus other income	(18,851)
Minus gain on sale of fixed assets	(1,500)
Plus depreciation and amortization	2,697,904
Plus interest expense	1,999,216
EBITDA	$8,594,916

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Warrior Energy Services Corporation

Summarized Financial Information

(In thousands, except for per share income (loss) data)
(unaudited)

	Three months ended March 31,
	2006	2005

Income Statement Data

Revenues	$27,304	$14,448

Expenses
Operating costs	$15,177	$9,407
Selling, general and administrative expenses	$3,532	$2,159
Depreciation and amortization	$2,698	$1,284

EBITDA(1)	$8,595	$2,881

Net Income	$2,457	$646

Per share data
Net income per share – basic	$1.03	$0.52
Net income per share – diluted	$0.56	$0.52

	March 31,	December 31,
	2006	2005

Balance Sheet Data
	$27,627	$23,106
Total current assets	$112,242	$101,634
Total assets	$22,629	$16,944
Total current liabilities	$(13,012)	$(15,571)
Total stockholders' deficit	$112,242	$101,634
Total liabilities and stockholders' deficit

(1)	See attached reconciliation of Non-GAAP Financial Measures

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Reconciliation of Non-GAAP Financial Measures

To fully assess the Company’s operating results, management believes that, although not prescribed under generally accepted accounting principals (“GAAP”), EBITDA is an appropriate measure of the Company’s ability to satisfy capital expenditure obligations and working capital requirements. EBITDA is a non-GAAP financial measure as defined under SEC rules. The Company’s EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance to GAAP or as a measure of the Company’s profitability or liquidity. As EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure most similar to EBITDA.

EBITDA is defined as net income (loss) plus interest expense, depreciation and amortization, deferred income taxes and other non-cash items. The following table provides a reconciliation of EBITDA to net income for the periods presented (in thousands).

	Three months ended March 31,
	2006	2005

Reconciliation of EBITDA with net income:
Net income	$2,456,681	$646,304
Plus provision for income taxes	1,461,466	—
Less other income	(18,851)	(10,552)
Less gain on sale of fixed assets	(1,500)	—
Plus interest expense	1,999,216	961,583
Plus: depreciation and amortization	2,697,904	1,283,656

EBITDA	$8,594,916	$2,880,991

The Company believes EBITDA is useful to an equity investor in evaluating its operating performance because:

•	it is widely used by investors in the Company’s industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which the assets were acquired; and

•	it helps investors more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the impact of the Company’s capital structure and asset base from its operating results.

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Cautionary Statement for Purposes of the“Safe Harbor” Provisions ofthe Private Securities Litigation Reform Act of 1995.

          With the exception of historical matters, the matters discussed in this press release are “forward-looking statements” as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Such forward-looking statements relate to the Company’s ability to generate revenues and maintain profitability and cash flow, the stability and level of prices for natural gas and oil, predictions and expectations as to the fluctuations in the levels of natural gas and oil prices, pricing in the natural gas and oil services industry and the willingness of customers to commit for natural gas and oil well services, the Company’s ability to implement its intended business plans, which include, among other things, the implementation of its previously announced growth initiatives and business strategy and goals, the Company’s ability to raise additional debt or equity capital to meet its requirements and to implement its intended growth initiatives and to obtain additional financing to fund that growth when required, the Company’s ability to maintain compliance with the covenants of its credit agreement and obtain waivers of violations that occur and consents to amendments as required, the Company’s ability to compete in the premium natural gas and oil services market, the Company’s ability to re-deploy its equipment among regional operations as required, the Company’s ability to provide services using state of the art tooling and its ability to successfully integrate and operate the well intervention operations acquired from Bobcat. The Company’s revenues and net income are dependent on the level of exploration, development and production expenditures by its customers. The Company’s forward-looking statements also include the possible completion of any future business acquisition transactions. The inability of the Company to meet these goals, objectives or requirements or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the natural gas and oil industry and declines and fluctuations in the prices for natural gas and oil, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, weather events disrupting natural gas and oil operations and other factors could have a material adverse effect on the Company. Material declines in the prices for natural gas and oil can be expected to adversely affect the Company’s revenues. The Company cautions readers that various risk factors could cause the Company’s operating results and financial condition to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company’s ability to pursue its business strategy and plans. Readers should refer to the Company’s Annual Report on Form 10-K and the risk factors disclosed therein.